Exhibit 99

(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc. Announces
Further Letter Regarding its Offer to Acquire Insituform East, Inc.

     Chesterfield, MO - March 2, 1999 - Insituform Technologies, Inc. [NASDAQ National Market: INSUA] ("Insituform") today announced that, in the absence of any response to its February 16, 1999 offer to acquire Insituform East, Inc., it had sent a further letter to the Chairman of the Board of Insituform East. The text of the letter reads:

"March 2, 1999

Mr. George Wm. Erikson
Chairman
Insituform East, Inc.
3421 Pennsy Drive
Landover, MD 20758

Dear George:

     This letter is in further reference to the letter from Insituform Technologies, Inc. ("Insituform") to you of February 16, 1999 containing its offer to acquire Insituform East, Inc.
("East"). To date neither you nor any other representative of East has replied to Insituform or its management.

     The failure of you and the board of directors of East to respond to the opportunity Insituform has offered is distressing and cannot be construed as action in the interests of East's stockholders. Accordingly, Insituform reiterates its offer as set forth in its earlier letter and solicits your prompt response.

     As stated in that offer, Insituform believes that the acquisition of East by Insituform will result in significant strategic advantages and operational efficiencies to East as part of the combined business. The substantial premium offered to your stockholders compared to the market value of their stock is intended to allow them to share in these benefits, rather than continue participation in what Insituform believes is East's currently abysmal outlook, one seemingly confirmed by East's own public statements.

     As your licensor with respect to the Insituform(R) and NuPipe(R) processes and your partner in Midsouth Partners, the deterioration of these businesses is unacceptable to Insituform. Insituform's obligations to its stockholders require it to run its business so as to maximize shareholder value; those obligations require Insituform to take action in order to prevent continued damage to the goodwill and prospects that ought to be associated with operation under an Insituform(R) franchise.

     Insituform believes the most effective and equitable method of maximizing the development of the Insituform(R) and NuPipe(R) business in the territories intended to be served by East and Midsouth Partners is through a combination with Insituform's own operations. Insituform believes its interests coincide with those of East's stockholders in maximizing shareholder value. We believe the performance of East and Midsouth Partners in the past two years, coupled with the views and policies of East's management as outlined in public statements offer no realistic prospect of improvement. Insituform and its management have demonstrated their ability to bring value to distressed Insituform(R) operations.

     You and your shareholders are faced with the alternatives of continuing the business and facing the high probability of further decline in value, or advancing the sale of East to Insituform now at a fair price. The development of the Insituform business in North America has demonstrated the unlikelihood that additional prospective purchasers will emerge or that alternative bids will be submitted, unlike prior acquisitions of Insituform licensees where Insituform and independent licensees competed for the transaction. Further, just as East's stockholders would not tolerate an unfair price, Insituform's stockholders will not acquiesce to a price which does not enable it to earn a fair return.

     Insituform repeats that it believes a combination of East with Insituform's business is in the best interests of the stockholders of both companies. Insituform cannot tolerate continuing financial and market share losses in Midsouth Partners' territory and continued erosion of the Insituform franchise in East's area. However, if a transaction between us cannot be concluded shortly, Insituform must, and will take action to deal with this in a manner that will be in the best interests of its stockholders alone.

     Insituform awaits your response on or before March 10, 1999 to the proposal made in its letter of February 16th. Should either a negative response or none at all be provided by such date, Insituform will assume you are unwilling to pursue the proposed transaction and will proceed on a course designated to protect its shareholder's value by whatever means it deems appropriate.

Sincerely yours,



Anthony W. Hooper
Chairman, President & CEO


cc:  The Board of Directors
     Insituform East, Inc."


     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. Insituform owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North
America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.

CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman, President & CEO
          (314) 530-8000